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                                                               EXHIBIT 99.(H)(3)

                             EXPENSE CAP AGREEMENT

     Agreement made this 6th day of October, 2000, between Fund Asset Management, L.P., as administrator (the "Administrator"), and the Merrill Lynch Investment Managers Funds, Inc., on behalf of Merrill Lynch Total Return Bond Fund and Merrill Lynch Low Duration Fund (individually, a "Fund" and collectively, the "Funds").

     WHEREAS, the Administrator has agreed to reimburse the Funds for expenses that exceed certain expense limits for a period of time, and

     WHEREAS, shareholders of the Funds benefit from any expense limits agreed to by the Administrator.

     NOW, THEREFORE, the Funds and the Administrator agree to expense limits on the annual operating expenses of the Funds, as follows:

                                  Expense Limit
                      (as a percentage of average net assets)

      Fund          Class A      Class B     Class C     Class D
      ----          -------      -------     -------     -------
Total Return Bond    0.65%        1.65%       1.65%       0.90%
Low Duration         0.58%        1.48%       1.48%       0.83%

The Administrator agrees to continue the foregoing expense limits through June 30, 2001 and thereafter may change any of them only upon 30 days' prior notice to the applicable Fund shareholders.

     IN WITNESS WHEREOF, the parties have signed this agreement effective as of the day and year first above written.

                                               FUND ASSET MANAGEMENT, L.P.

                                                  /s/ Nigel Hurst-Brown
                                               By ______________________________
                                               Nigel Hurst-Brown
                                               Managing Director

                                               MERRILL LYNCH INVESTMENT MANAGERS
                                               FUNDS, INC.

                                                  /s/ Nancy D. Celick
                                               By ______________________________
                                               Nancy D. Celick
                                               President